SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

             Netopia, Inc. (formerly Farallon Communications, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64114K104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]   Rule 13d-1(b)
          [ ]   Rule 13d-1(c)
          [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 15 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64114K104                                              13 G                  Page 2 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Technology Venture Investors - 4, L.P. ("TVI-4")
                      Tax ID Number:    94-3088804

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING       -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64114K104                                              13 G                  Page 3 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Partners - 4, L.P. ("TVIP-4")
                      Tax ID Number:    94-3084677

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64114K104                                              13 G                  Page 4 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Associates - 4, L.P. ("TVIA-4")
                      Tax ID Number:    94-3154357

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
          PERSON WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64114K104                                              13 G                  Page 5 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Associates - 4 1988, L.P. ("TVIA `88-4")
                      Tax ID Number:    94-3084676

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
          PERSON WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64114K104                                              13 G                  Page 6 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Management - 4, L.P. ("TVIM-4")
                      Tax ID Number:    94-3088676

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
           PERSON WITH
                                     6        SHARED VOTING POWER
                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                       -------------------------------------------
CUSIP NO. 64114K104                                        13 G                      Page 7 of 15 Pages
---------------------------------------------------                       -------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Robert C. Kagle ("Kagle")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION                                                 United States

------------------------------- ----- --------------------------------------------------------------------------------

          NUMBER OF             5     SOLE VOTING POWER
            SHARES                    0 shares
         BENEFICIALLY
    OWNED BY EACH REPORTING     ----- --------------------------------------------------------------------------------
          PERSON WITH
                                6     SHARED VOTING POWER
                                      0 shares

                                ----- --------------------------------------------------------------------------------

                                7     SOLE DISPOSITIVE POWER

                                      0 shares

                                ----- --------------------------------------------------------------------------------

                                8     SHARED DISPOSITIVE POWER

                                      0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64114K104                                              13 G                  Page 8 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      David F. Marquardt ("Marquardt")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION                                                   United States

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
           PERSON WITH
                                     6        SHARED VOTING POWER
                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64114K104                                              13 G                  Page 9 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Burton J. McMurtry ("McMurtry")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION                                                   United States

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
       OWNED BY EACH REPORTING       -------- ------------------------------------------------------------------------
             PERSON WITH
                                     6        SHARED VOTING POWER
                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                           [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                       -------------------------------------------
CUSIP NO. 64114K104                                        13 G                     Page 10 of 15 Pages
---------------------------------------------------                       -------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Mark G. Wilson ("Wilson")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

------------------------------ ------ --------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     0 shares
        BENEFICIALLY
   OWNED BY EACH REPORTING     ------ --------------------------------------------------------------------------------
        PERSON WITH
                               6      SHARED VOTING POWER
                                      0 shares

                               ------ --------------------------------------------------------------------------------

                               7      SOLE DISPOSITIVE POWER

                                      0 shares

                               ------ --------------------------------------------------------------------------------

                               8      SHARED DISPOSITIVE POWER

                                      0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------                      -----------------------------------------
CUSIP NO. 64114K104                                          13 G                    Page 11 of 15 Pages
------------------------------------------------------                      -----------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      John R. Johnston ("Johnston")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

---------------------------------- ----- -----------------------------------------------------------------------------

            NUMBER OF              5     SOLE VOTING POWER
             SHARES                      0 shares
          BENEFICIALLY
     OWNED BY EACH REPORTING       ----- -----------------------------------------------------------------------------
           PERSON WITH
                                   6     SHARED VOTING POWER
                                         0 shares

                                   ----- -----------------------------------------------------------------------------

                                   7     SOLE DISPOSITIVE POWER

                                         0 shares

                                   ----- -----------------------------------------------------------------------------

                                   8     SHARED DISPOSITIVE POWER

                                         0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 15 Pages


                  This Statement amends the Statement of 13(G) filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Associates-4 1988, L.P., a Delaware limited partnership ("TVIA `88-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there is a change are included in this report.

ITEM 1(a).        NAME OF ISSUER:

                  Netopia, Inc. (formerly Farallon Communications, Inc.)

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2470 Mariner Square Loop
                  Alameda, CA  94501

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Associates-4 1988, L.P., a Delaware limited partnership ("TVIA `88-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston
                  ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA `88-4. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA `88-4.

                                                             Page 13 of 15 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                  (a) Amount beneficially owned:

                      See Row 9 of cover page for each Reporting Person.

                  (b) Percent of Class:

                      See Row 11 of cover page for each Reporting Person.

                 (c)  Number of shares as to which such person has:

                       (i) Sole power to vote or to direct the vote:

                           See Row 5 of cover page for each Reporting Person.

                      (ii) Shared power to vote or to direct the vote:

                           See Row 6 of cover page for each Reporting Person.

                     (iii) Sole power to dispose or to direct the disposition
                           of:

                           See Row 7 of cover page for each Reporting Person.

                      (iv) Shared power to dispose or to direct the disposition
                           of:

                           See Row 8 of cover page for each Reporting Person.

                                                             Page 14 of 15 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:   [X]

                                                             Page 15 of 15 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2000

                                      /s/ Mark G.  Wilson
                                      ------------------------------------------
                                      Mark G. Wilson, on behalf of TVI-4, in his
                                      capacity  as a general  partner of TVIM-4,
                                      the general partner of TVI-4, on behalf of
                                      TVIP-4,  in  his  capacity  as  a  general
                                      partner of TVIM-4,  the general partner of
                                      TVIP-4,   on  behalf  of  TVIA-4,  in  his
                                      capacity  as a general  partner of TVIM-4,
                                      the general  partner of TVIA-4,  on behalf
                                      of  TVIA  `88-4,  in  his  capacity  as  a
                                      general  partner  of TVIM-4,  the  general
                                      partner  of TVIA  `88-4,  and on behalf of
                                      TVIM-4,  in  his  capacity  as  a  general
                                      partner thereof.

/s/ Robert C. Kagle                   /s/ Mark G. Wilson
---------------------------------     ------------------------------------------
ROBERT C. KAGLE                       MARK G. WILSON

/s/ David F. Marquardt                /s/ John R. Johnston
---------------------------------     ------------------------------------------
DAVID F. MARQUARDT                    JOHN R. JOHNSTON

/s/ Burton J. McMurtry
---------------------------------
BURTON J. MCMURTRY